EXHIBIT 3.7

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
INSITE VISION INCORPORATED
a Delaware Corporation

INSITE VISION INCORPORATED, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) DOES HEREBY CERTIFY THAT:

ONE:  The amendment to the Corporation’s Restated Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

TWO:  The first paragraph of Section A of ARTICLE IV of the Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“(A) Classes of Stock. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is Two Hundred Forty-Five Million (245,000,000) of which Two Hundred Forty Million (240,000,000) shares, par value of $0.01 per share, shall be Common Stock (“Common Stock”) and Five Million (5,000,000) shares, par value of $0.01 per share, shall be Preferred Stock (“Preferred Stock”).”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by S. Kumar Chandrasekaran, Ph.D., its Chief Executive Officer, on this 4th day of October, 2006.

INSITE VISION INCORPORATED

By:	/s/ S. Kumar Chandrasekaran
Name: S. Kumar Chandrasekaran, Ph.D.
Title: Chief Executive Officer